Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Daniel Francisco		Tom Beermann
		Micron Technology, Inc.		Intel Corporation
		(208) 368-5584			(408) 765-6855
		dfrancisco@micron.com		tom.beermann@intel.com


Micron And Intel Create New Company To Manufacture NAND Flash Memory

BOISE, Idaho, and SANTA CLARA, Calif., Nov. 21, 2005 - Micron Technology, Inc., and Intel Corporation today announced they have agreed to form a new company to manufacture NAND flash memory for use in consumer electronics, removable storage and handheld communications devices. The new company will exclusively manufacture product for Micron and Intel. Formation of the company is subject to customary closing conditions and is expected to be finalized around the end of the year.

The company, to be called IM Flash Technologies, LLC, brings together the manufacturing technology, assets, experience and scale necessary for Intel and Micron to successfully compete in the NAND flash memory business, an increasingly important and fast-growing market segment. The new company combines Micron's expertise in developing NAND technology and operating highly efficient manufacturing facilities with Intel's multi-level cell technology and history of innovation in the flash memory business.

In addition and subject to the closing of the venture, Intel and Micron have each entered into separate long-term agreements to supply Apple with a significant portion of each of their share of IM Flash
Technologies' NAND flash memory output. As part of these agreements, Apple would prepay $250 million each to Intel and Micron.

"This strategic relationship positions both Intel and Micron to build on each other's strengths to become leaders in the fast-growing NAND market segment," said Steve Appleton, Micron chairman, president and CEO. "This enhances Micron's competitive position as a leading supplier of advanced semiconductor solutions by ensuring we better serve our customers in the mobile communication and consumer electronics market segments."

"The creation of this new company supports Intel's intent to maintain its industry-leading position in nonvolatile memory and enables us to rapidly enter a fast-growing portion of the flash market segment," said Paul Otellini, Intel president and CEO. "We are looking forward to working with Micron, and are extremely pleased to have Apple broaden its relationship with us."

Intel and Micron have agreed to initially contribute approximately $1.2 billion each in cash, notes and assets to IM Flash Technologies. Subject to certain conditions, the parties will each contribute an additional approximately $1.4 billion over the next three years and intend to make additional investments as appropriate to support the growth of the operation. The company will be 51 percent owned by Micron and 49 percent owned by Intel. Production will initially take place in manufacturing facilities located in Boise, Idaho, Manassas, Va. and Lehi, Utah. The new company will benefit from Micron's and Intel's process technology expertise to aggressively convert to advanced 72nm and 50nm technology. Initial production from the company is expected in early 2006.

The management team for the new company will be led by Intel's Dave Baglee, who previously served as manager of Intel's Fab 11 in New
Mexico, and Micron's Rod Morgan, who most recently served as manager of Micron's fabrication facility in Manassas.

Micron Technology, Inc. is one of the world's leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAMs, NAND Flash memory, CMOS image sensors, other semiconductor components, and memory modules for use in leading-edge computing, consumer, networking, and mobile products. Micron's common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc., visit its Web site at www.micron.com.

Intel, the world's largest chip maker, is also a leading manufacturer of computer, networking and communications products. Additional information about Intel is available at www.intel.com/pressroom.

This press release contains forward-looking statements regarding future investments by Micron and Intel in IM Flash Technologies ("IMFT") and the timing of and technology used in future production from IMFT. Although Micron and Intel believe that the expectations reflected in the forward-looking statements are reasonable, Micron and Intel cannot guarantee their or IMFT's respective future results, levels of activity, performance or achievements. Actual events or results may differ materially from those contained in these forward-looking statements. Among the important factors that could cause actual results to vary are changes in Micron's and Intel's ability and commitment to contribute cash or assets to IMFT; the demand for and market acceptance of products Micron and Intel have manufactured by and purchase from IMFT, including the level of sales under Micron's and Intel's supply agreements with Apple; pricing pressures and actions taken by competitors; the timing and execution of the manufacturing ramp, and manufacturing yields, at IMFT's production facilities; disruptions in IMFT's supply of necessary raw materials, utilities or other infrastructure; unexpected expenses related to IMFT's operations; the ability of Intel and Micron to integrate technology, management and operations at IMFT and at the facilities that it uses; adverse effects associated with product defects and errata (deviations from published specifications); and litigation or regulatory matters involving intellectual property, antitrust and other issues. These factors could materially affect the results of IMFT that will be reflected in Micron's and Intel's respective financial statements. In addition, please refer to the documents that Micron and Intel file with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. The filings by each of Micron and Intel identify and address other important factors that could cause their respective relationship with IMFT and their respective financial and operational results to differ materially from those contained in the forward-looking statements set forth in this press release and in the companies' respective filings. Micron and Intel are under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results.

(c)2005 Micron Technology, Inc., and Intel Corporation. All rights reserved. Information is subject to change without notice.

Micron and the Micron logo are trademarks of Micron Technology, Inc. Intel is a trademark or registered trademark of Intel Corporation or its subsidiaries in the United States and other countries.

* Other names and brands may be claimed as the property of others.